Cathay General Bancorp Increases Bid for Great Eastern Bank

    LOS ANGELES, Oct. 21 /PRNewswire-FirstCall/ -- Cathay General Bancorp (the "Company") (Nasdaq: CATY), the holding company for Cathay Bank, announced today that it had raised its bid for Great Eastern Bank to $5 per share more than Great Eastern Bank's announced transaction with UCBH Holdings, Inc.
    The Company also announced that it would be willing to enter into a transaction agreement with Great Eastern Bank that would provide shareholders of Great Eastern Bank with a greater certainty of consummation than the undisclosed agreement between Great Eastern Bank and UCBH and on other more favorable terms. The bid price of the Company's proposal would be fixed at the time of signing and subject to a maximum of $65. The increased price from the Company is subject to the same purchase price adjustments contained in Great Eastern's agreement with UCBH and will be reduced by the amount of any break-up or similar fee that Great Eastern Bank might be required to pay to UCBH.
    "Prior to their transaction with UCBH, we had informed the Great Eastern Board that we would be willing to increase our proposed price and cautioned Great Eastern against entering into a transaction with any other party without speaking with us first," said Mr. Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer of the Company. "I am disappointed that Great Eastern Bank entered into a transaction without exploring our expressed interest in acquiring Great Eastern Bank at a full and fair price. We intend to fully pursue our options to acquire Great Eastern Bank and we would urge the Great Eastern Board to work with us to maximize value for all Great Eastern shareholders."
    The Company has previously announced that it had entered into option agreements with shareholders of Great Eastern Bank for the right to purchase approximately 41% of the outstanding shares of Great Eastern Bank. Subject to regulatory approval, the Company intends to exercise these options and would not vote in favor of the current transaction between Great Eastern Bank and UCBH, which requires the approval of holders 66 2/3rds of Great Eastern Bank shareholders.
    The Company has made regulatory filings to the Federal Reserve Bank of San Francisco and the New York State Banking Department to acquire up to 100% of the stock of Great Eastern Bank.
    A copy of the Company's letter to the Board of Great Eastern Bank detailing the terms of its increased bid follows this news release.

    ABOUT CATHAY GENERAL BANCORP
    Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates twenty-nine branches in California, four branches in New York State, one in Massachusetts, one in Houston,

Texas, one in Washington State, and representative offices in Taipei, Hong Kong, and Shanghai. Cathay Bank's website is found at http://www.cathaybank.com/.

    FORWARD-LOOKING STATEMENTS AND OTHER NOTICES
    Statements made in this news release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this news release are forward-looking statements. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: the Company's ability to successfully consummate a transaction with Great Eastern Bank, the price and other terms on which a transaction is consummated with Great Eastern Bank, or the Company's ability to realize the benefits of such a transaction if consummated. These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2004, its reports and registration statements filed (including those filed by GBC Bancorp prior to its merger with Cathay General Bancorp) with the Securities and Exchange Commission ("SEC") and other filings it makes in the future with the SEC from time to time. All forward-looking statements speak only as of the date of this news release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events. There can be no guarantee that any transaction between Cathay General Bancorp and Great Eastern Bank will occur or the price or terms of any such transaction.

    Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 777
N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations (213)
625-4749.

    ADDITIONAL INFORMATION

    Subject to future developments, Cathay General Bancorp may file with the United States Securities and Exchange Commission a registration statement to register the Cathay General Bancorp shares which would be issued in the proposed transaction. Investors and security holders are urged to read the registration statement (when and if available) and any other relevant documents filed with the Commission, as well as any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain a free copy of the registration statement (when and if available) and other relevant documents at the Commission's Internet web site at www.sec.gov. The registration statement (when and if available) and such other documents may also be obtained free of charge from Cathay General Bancorp by directing such request to: Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012,
Attention: Investor Relations (213) 625-4749.

    Dunson K. Cheng, Chairman, President, and Chief Executive Officer of Cathay General Bancorp, sent the following letter, dated Oct. 21, to the Board of Directors of Great Eastern Bank:

     [Cathay General Bancorp Logo]

     October 21, 2005

     The Board of Directors
     Great Eastern Bank
     c/o William J. Laraia
     President and Chief Executive Officer
     235 Fifth Avenue
     New York, NY  10016

    Dear Sirs,

     We were surprised and disappointed to see your announcement that you had entered into a transaction agreement on October 13 with UCBH Holdings, Inc. and even more so to read that the agreement contains a break-up fee. As set forth in the letter we sent to you on October 12, we cautioned you that any grant of a break-up fee would be a waste of corporate assets in light of our willingness to match any reasonable proposal that you might obtain. To the detriment of your shareholders, you have rebuffed our every attempt to make any such offer.
    As we have repeatedly informed you, we are extremely interested in acquiring 100% of the equity interests of Great Eastern Bank at a full and fair price to all of your shareholders. Towards that end, we are hereby increasing our bid to $5 per share more than your announced transaction with UCBH. Our price would be fixed at the time of signing and subject to a maximum of $65. Our proposal is subject to the same purchase price adjustments contained in your transaction with UCBH and will be reduced by the amount of any break-up or similar fee that you might be required to pay to UCBH.
    We would be willing to pay the entire purchase price in cash or in cash and stock in a transaction structured as a tax-free reorganization and would be willing to allow up to 60% of your shareholders to elect to receive Cathay shares on a tax-free basis. Unlike your transaction with UCBH, our proposal is on a

"fixed value" basis, providing certainty to your shareholders and eliminating their exposure to the vagaries of the stock market and the UCBH stock price.
    While you have chosen not to publicly disclose all of the material terms of your agreement with UCBH, based on the limited available information concerning your agreement, we are highly confident that we could enter into a transaction agreement no less favorable to your shareholders than your agreement with UCBH and we suspect considerably more favorable. We note that your agreement with UCBH appears to be highly conditional. We would expect that we would be able to enter into an acquisition agreement that provides your shareholders with a greater certainty of consummation.
    Our proposal is subject to confirmatory diligence only and we are confident that we could rapidly review the same types of diligence information that you have provided to UCBH. We would of course be willing to enter into a standard confidentiality agreement with respect to any information you provide us.
    As you know, we are potential owners of more than 40% of your common stock and have the ability, through the exercise of options and subject to the receipt of regulatory approval, to disapprove the UCBH transaction (given the 66 2/3% shareholder approval requirement under New York law and your transaction agreement). In addition, in light of our proposal, we would expect that few, if any, of your shareholders are in favor of your continuing to pursue a transaction with UCBH. We intend in all instances to exercise the options we presently hold to acquire an approximate 41% interest in Great Eastern.
    In short, our proposal is clearly superior to the UCBH agreement. It provides your shareholders with significantly higher value and much greater certainty in realizing that value. We remain interested in acquiring Great Eastern Bank at a full and fair price. We trust that you will act in the best interests of your shareholders and work cooperatively with us to enter into a transaction for the benefit of all of your shareholders.
    Please send us immediately a copy of your transaction agreement with UCBH. Upon receipt, we will promptly make the appropriate revisions to the agreement to include the above as well as to reflect other more favorable terms.

     Very truly yours,

     /s/ Dunson K. Cheng

     Dunson K. Cheng
     Chairman, President,
     and Chief Executive Officer